                                                                EXHIBIT 10.35



                    EMPLOYMENT AGREEMENT


       This Agreement is made as of the 27th day of November, 1996 between Outsourcing Solutions Inc., a Delaware corporation, with offices at 300 Galleria Parkway, Atlanta, Georgia 30339 (the "Company"), and James F. Whalen, an individual residing in the State of Texas (the "Employee").

                      R E C I T A L S

       WHEREAS, the Company desires to secure the services and employment of the Employee on behalf of the Company, and the Employee desires to enter into employment with the Company, upon the terms and conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

       1. EMPLOYMENT. The Company hereby employs the Employee as Chief Financial Officer of the Company, and the Employee accepts such employment for the term of the employment specified in Section 3 below. During the Employment Term (as defined below), the Employee shall serve as the Chief Financial Officer of the Company, performing such duties as shall be reasonably required of such an employee of the Company, and shall have such other powers and perform such other additional executive duties as may from time to time be assigned to him by the Board of Directors of the Company. The Employee's primary place of employment shall be St. Louis, Missouri.

       2. PERFORMANCE. The Employee will serve the Company faithfully and to the best of his ability and will devote substantially all of his time, energy, experience and talents during regular business hours and as otherwise reasonably necessary to such employment, to the exclusion of all other business activities.

       3. EMPLOYMENT TERM. The employment term shall begin on the date of this Agreement and continue until the first anniversary date of this Agreement, unless earlier terminated pursuant to Section 7 below (the "Employment Term"). The Employment Term may be extended by mutual agreement of the Company and the Employee in accordance with Section 7 below.

       4.   COMPENSATION.

       (a) SALARY. During the Employment Term, the Company shall pay the Employee a base salary, payable in equal semimonthly installments, subject to withholding and other applicable taxes, at an annual rate of Two Hundred Thousand Dollars ($200,000.00).

       (b) BONUS. For the period commencing on the date of this Agreement and ending on December 31, 1996, the Company shall pay the Employee a guaranteed bonus, subject to withholding and other applicable taxes, of $100,000, payable on December 31, 1996. Commencing on January 1, 1997, the Employee shall be eligible for an annual bonus of up to 50% of his base salary. Such annual bonus shall be based on the satisfaction of performance targets established by the Board of Directors on or before December 31 of each year for the next succeeding year.

       (c) STOCK OPTIONS. The Company shall grant to the Employee options to purchase 45,000 shares of the Company's common stock at an exercise price of $21.00 per share pursuant to the Company's 1995 Stock Option and Stock Award Plan (the "Plan"). Such options shall vest upon the satisfaction of performance and liquidity targets as set forth in the Plan and any award agreement pursuant to which such options are granted.

       (d) MEDICAL AND DENTAL HEALTH BENEFITS. During the Employment Term, the Employee shall be entitled to medical and dental heath benefits in accordance with the Company's established practices with respect to its key employees.

       (e) VACATION; SICK LEAVE. During the Employment Term, the Employee shall be entitled to vacation and sick leave in accordance with the Company's established practices with respect to its key employees.

       5. EXPENSES. The Employee shall be reimbursed by the Company for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation. The Company shall reimburse the Employee for reasonable expenses incurred in connection with the Employee's relocation from Austin, Texas to the St. Louis area, such reimbursement not to exceed $20,000.

       6.   SECRET PROCESSES AND CONFIDENTIAL INFORMATION.  For the
Employment Term and thereafter, (a) the Employee will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information with respect to the operations or finances of the Company or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and (b) the Employee will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company; provided, however, that the Employee has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Employee. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Employee, alone or with others, while an employee of the Company, shall be and become the sole property of the Company, unless released in writing by the Company, and the Employee hereby assigns any and all rights therein or thereto to the Company.

       During the term of this Agreement and thereafter, Employee shall not take any action to disparage or criticize to any third parties any of the services of the Company or to commit any other action that injures or hinders the business relationships of the Company.

  During the term of this Agreement and thereafter, Employee shall not employ, solicit for employment or otherwise contract for the services of any employee of the Company or any of its Affiliates (as defined below) at the time of this Agreement or who shall subsequently become an employee of the Company or any of its Affiliates.

  All files, records, documents, memorandums, notes or other documents relating to the business of Company, whether prepared by Employee or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by Employee upon termination of this Agreement for any reason whatsoever.

       7. TERMINATION. The employment of the Employee hereunder shall automatically terminate at the end of the Employment Term, unless the parties hereto mutually agree otherwise in writing, at least 30 days prior to expiration of the Employment Term. The employment of the Employee hereunder may also be terminated at any time by the Company with or without "cause". For purposes of this Agreement, "cause" shall mean: (i) embezzlement, theft or other misappropriation of any property of the Company or any subsidiary, (ii) gross or willful misconduct resulting in substantial loss to the Company or any subsidiary or substantial damage to the reputation of the Company or any subsidiary, (iii) any act involving moral turpitude which results in a conviction for a felony involving moral turpitude, fraud or misrepresentation,
(iv) gross neglect of his assigned duties to the Company or any subsidiary, (v) gross breach of his fiduciary obligations to the Company or any subsidiary, or
(vi) any chemical dependence which materially affects the performance of his duties and responsibilities to the Company or any subsidiary; provided that in the case of the misconduct set forth in clauses (iv) and (vi) above, such misconduct shall continue for a period of 30 days following written notice thereof by the Company to the Employee.

       8. SEVERANCE. If the Employee's employment is terminated by the Company without "cause", the Employee shall be entitled to receive an amount equal to his base salary for the year preceding the Employee's termination, payable, at the Company's option, in a lump sum on the date of termination or ratably over the one year period following the date of termination. If the Employee's employment is terminated by the Company "for cause", the Employee shall not be entitled to severance compensation. The Employee covenants and agrees that he will not, during the one year period following the termination of the Employee's employment by the Company, within any jurisdiction or marketing area in which the Company or any of its Affiliates (as defined below) is doing business or is qualified to do business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Company or any of its Affiliates at the time of such termination; PROVIDED, HOWEVER, that ownership of securities of 2% or less of any class of securities of a public company shall not be considered to be competition with the Company or any of its Affiliates. For the purposes of this Section 8, the term "Affiliate" shall mean, with respect to the Company, any person or entity which, directly or indirectly, owns or is owned by, or is under common ownership with, the Company. The term "own" (including, with correlative meanings, "owned by" and "under common ownership with") shall mean the ownership of 50% or more of the voting securities (or their equivalent) of a particular entity.

       9. NOTICE. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

       If to the Employee:

                 James F. Whalen
                 3201 Century Park Blvd.
                 #516
                 Austin, Texas 78727


       If to the Company:

                 Outsourcing Solutions Inc.
                 300 Galleria Parkway, Suite 690
                 Atlanta, Georgia 30339


       With a copy to:

                 McCown De Leeuw & Co.
                 101 East 52nd Street
                 31st Floor
                 New York, New York  10022
                 Attention:  David E. King

       10.  GENERAL.

       (a) GOVERNING LAW; JURISDICTION. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the jurisdiction of said courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

       (b) ASSIGNABILITY. The Employee may not assign his interest in or delegate his duties under this Agreement. Notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to and all rights hereunder shall inure to the benefit of any person, firm or corporation succeeding to all or substantially all of the business or assets of the Company by purchase, merger or consolidation.

       (c) ENFORCEMENT COSTS. In the event that either the Company or the Employee initiates an action or claim to enforce any provision or term of this Agreement, the costs and expenses (including attorney's fees) of the prevailing party shall be paid by the other party, such party to be deemed to have prevailed if such action or claim is concluded pursuant to a court order or final judgment which is not subject to appeal, a settlement agreement or dismissal of the principle claims.

       (d) BINDING EFFECT. This Agreement is for the employment of Employee, personally, and for the services to be rendered by him must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

       (e) ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

       (f) DURATION. Notwithstanding the term of employment hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

       (g) SURVIVAL. The covenants set forth in Sections 6 and 7 of this Agreement shall survive and shall continue to be binding upon Employee notwithstanding the termination of this Agreement for any reason whatsoever.
The covenants set forth in Sections 6 and 8 of this Agreement shall be deemed and construed as separate agreements independent of any other provision of this Agreement. The existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any or all covenants. It is expressly agreed that the remedy at law for the breach or any such covenant is inadequate and that injunctive relief shall be available to prevent the breach or any threatened breach thereof.

       IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement the day and year first written above.

                                     OUTSOURCING SOLUTIONS INC.



                                     By: /s/ Timothy G. Beffa
                                        -------------------------
                                           Name: Timothy G. Beffa
                                           Title: Chief Executive Officer


                                     EMPLOYEE



                                      /s/ James F. Whalen
                                     ------------------------
                                     James F. Whalen